Exhibit 10.20

FORM OF GTSI CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (“Agreement”) is entered into as of January 01, 2005 (the “Effective Date”), by and between                                 (“Executive”) and GTSI Corp. (the “Company”), a Delaware corporation. The Agreement provides, without changing the nature of the at-will employment relationship, certain benefits if the Executive is terminated after the Company affects a change of control, all as outlined below.

1.  Terms and Termination Of Employment.

1. 1                              Definition. The capitalized terms used in this Agreement will have the meaning set out in Exhibit  A – Definitions.

1.2                                 Change of Control Termination. In the event Executive’s employment with the Company is terminated without Cause, or the Executive resigns for Good Reason during the Change of Control Period, or events leading to Executive’s resignation for Good Reason are effected in anticipation of a Change of Control, including but not limited to an attempt to avoid the Company or its successor’s obligations under this Agreement, then the following will occur:

(a) Company will provide to Executive, within thirty (30) days after the effective date of such termination without Cause or resignation for Good Reason, a severance payment, subject to standard withholdings and deductions, in an amount equal to   [X]   months (“Period”) of the Executive’s Annual Total Target Compensation.  This amount will be paid for over a total of [X] months, payable in bi-monthly payments on GTSI’s normal pay periods. Payments will begin on the initial pay period following the Effective Date. In addition, the Company will provide, at its expense, said Executive with continued group health insurance benefits (medical, dental and vision) for Executive and Executive’s eligible dependents under COBRA for a period of up to [X] months following the effective date of Executives termination without Cause or resignation for Good Reason; or the Executive is gainfully employed at another place of work, whichever is sooner.

(b) Any unvested options in Company stock issued to Executive pursuant to the Company’s 1996 Stock Option Plan or Capitalization Plan will have their vesting accelerated in full so as to become one hundred percent (100%) vested and immediately exercisable in full as of the date of such termination.

(c) Prior to Executive gaining the right to receive, and in exchange for, the severance compensation, benefits and option acceleration provided in Sections 1.2 (a) and (b) above, to which Executive would not otherwise be entitled, Executive will first enter into and execute a release substantially in the form attached hereto as Exhibit B (the “Release”) upon Executive’s termination of employment. Unless the Release is executed by Executive and delivered to the Company within twenty-one (21) days (forty-five (45) days in the event of a group termination) after the termination of Executive’s employment with the Company, Executive will not receive any severance benefits provided under this Agreement, acceleration, if any, of Executive’s Options as provided in this Agreement will not apply and Executive’s options in such event may be exercised following the date of Executive’s termination only to the extent provided under their original terms in accordance with the applicable stock option plan and option agreements.

1.3  Gross-up Payment.

(a) In the event it is determined that any payment or distribution by the Company to or for the benefit of the Executive in accordance with Section 1.2 above (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Executive will be entitled to receive an additional payment (a “Gross-up Payment”) in an amount such that, after payment by the Executive of the excise tax imposed by Section 4999 of the Code on the Gross-up Payment, the Executive retains an amount of the Gross-up Payment equal to the excise tax imposed upon the Payment. Executive and Company agree to use commercially reasonable efforts to reach mutual agreement, upon advise from each party’s tax advisors, regarding the applicable excise tax and the amount of the Gross-up Payment.

(b) The Executive will notify the Company in writing of any inquiry, claim or proceeding brought by the Internal Revenue Service, or other state or federal taxing authority, that would result in a requirement by the Company to pay the Gross-up Payment. The Executive will provide such notice within thirty (30) days of its receipt.

1.4  At-Will Employment. Executive’s relationship with the Company continues to be an at-will employment relationship. The Company or Executive has the right to terminate Executive’s employment with the Company at any time with or without Cause and with or without notice. Nothing in this Agreement confers upon the Executive any right to continue in the employ of the Company prior to, or after a Change of Control of the Company or in any way limit the rights of the Company, except as expressly stated herein, to discharge the Executive at any time prior to, or after the date of a Change of Control of the Company for any reason whatsoever, with or without cause.

2.   General Provisions.

2.1 Notices. Any notices provided will be in writing and will be deemed effective upon personal delivery (including, personal delivery by facsimile transmission), the day delivery is confirmed by a national courier, or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his/her address as listed on the Company payroll (which address may be changed by written notice).

2.2  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, and such invalid or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid and enforceable consistent with the intent of the parties insofar as possible.

2.3 Waiver. Any waiver of a breach of any provisions of this Agreement will not be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

2.4  Entire Agreement; Survival. This Agreement, together with Executive’s offer letter (if any), the GTSI Non-Disclosure Agreement signed by the Executive (if any) forms the complete and exclusive statement of Executive’s employment with the Company, and will survive any Change of Control. This Agreement is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and another duly authorized officer of the Company. The terms and conditions of the Company’s Director and Officers Insurance Policy, that by their nature survive Executive’s termination of employment with the Company shall also survive any termination hereunder.

2.5  Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

2.6  Attorneys’ Fees. If either party brings any action to enforce the rights hereunder, the prevailing party in any such action shall be entitled to recover his/her or its reasonable attorneys’ fees and costs incurred in connection with such action.

2.7  Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Virginia as applied to contracts made and to be performed entirely within Virginia.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

GTSI Corp.
		Executive	Date

By:
M. Dendy Young

Chief Executive Officer

GTSI Change of Control Provision, Exhibits

Exhibit A

Definitions

The following definitions will apply to the GTSI Change of Control Agreement:

(a) ”Total Target Average Annual Compensation” means the average of the Executive’s annual rate of base salary and incentive as in effect on the day prior to the termination without cause or resignation for Good Reason.

“Cause” means Executive’s (i) willful and continued failure to substantially perform his/her duties with the Company or willful and continued failure to substantially follow and comply with the specific and lawful directives of the CEO, as reasonably determined by the CEO (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after notice of resignation), after a written demand for substantial performance is delivered to the Executive by the CEO, which demand specifically identifies the manner in which the CEO believes that the Executive has not substantially performed his/her duties, (ii) conviction of any felony involving moral turpitude; (iii) engaging in illegal business practices or other practices contrary to the written policies of the Company; (iv) misappropriation of assets of the Company; (v) continual or repeated insobriety or drug use; (vi) continual or repeated absence for reasons other than disability or sickness; (vii) fraud; or (viii) embezzlement of Company funds.

“Change of Control” means (i) the acquisition by any individual or entity resulting in the control of 50% or more of outstanding shares of GTSI; (ii) a change in a majority of the Company Board of Directors (other than through an “act of God”) and clearly related to the acquisition if the change occurred during any 12 consecutive months, and the new directors were not elected by the Company’s stockholders or by a majority of the directors who were in office at the beginning of the 12 months; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (and the consummation thereafter), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

“Change of Control Period” means the period of time starting six (6) months prior to the date the Change of Control is effected and ending twenty-four (24) months following such Change of Control.

“Good Reason” means any one of the following events (so long as Executive tenders his resignation to the Company within sixty (60) days after the occurrence of the event which forms the basis for any termination for Good Reason and clearly related to the Change of Control event): (i) any reduction of the Executive’s then existing annual base salary or annual bonus target; (ii) any material reduction in the package of benefits and incentives, taken as a whole, provided to the Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties as applied to the Company as a whole) or any action by the Company which would materially and adversely affect the Executive’s participation or reduce the Executive’s benefits under any such plans, except to the extent that such benefits and incentives are reduced as to be made equivalent to the benefits and incentives of all other executive officers of the Company and/or its successor or assign; (iii) any diminution of the Executive’s duties, responsibilities, authority, reporting structure, titles or offices, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by the Executive; (iv) request that the Executive relocate to a work site that would increase the Executive’s one-way commute distance by more than thirty-five (35) miles from his then principal residence, unless the Executive accepts such relocation opportunity; (v) any material breach by the Company of its obligations under this Agreement; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

Exhibit B

RELEASE AND OBLIGATION AGREEMENT

I understand that my position with GTSI Corp. (the “Company”) terminated effective                                (the “Separation Date”).  The Company has agreed that if I choose to sign this Release, the Company will, within thirty (30) days after the Effective Date of this Release and Obligation Agreement (“Release”), pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the GTSI Change of Control Agreement (the “Agreement”) entered into on                               between myself and the Company, and any agreements incorporated therein by reference.  I understand that I am not entitled to such severance benefits unless I sign and comply with this Release.  I further understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and paid time off through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I agree to the following:

Non-Compete. I agree that for [X] months from the Separation Date, I will not, without the prior written consent of GTSI’s CEO  (or equivalent), either directly or indirectly, for myself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group or other entity, as an officer, director, owner, partner, member, joint venture, or in any other capacity, whether as an employee, independent contractor, consultant, advisor or sales representative provide managerial services in support of a “Competitive Business”.  I understand that the term “Competitive Business” means and includes any business or activity (to include a division or group within a corporation), as it relates to the sales of information technology products and/or services to any U.S. federal, state of local government entity, and its annual sales primarily consist of Information Technology (“IT”) products and IT product-related solutions that are substantially the same as any material business or significant activity conducted by GTSI during my period of employment with GTSI; and has an office that is within fifty (50) miles of each and every one of GTSI’s place of business (including its facilities and employee’s home offices).  For purpose of clarification, but in no way limiting the foregoing, the federal, state or local business of the following companies will be considered Competitive Businesses:  Dell Corporation Public Sector, Northrop Grumman IT, APTIS, GovConnection, iGov, DLT Solutions, Lockheed Martin IT, Government Micro Resources, World Wide Technology, Insight Enterprises, Inc., Vion Corporation, and CDW-G.

Non-Solicitation of Employees. I also agree that for 6 months from the Separation Date, I will not, without the prior written consent of GTSI’s CEO (or equivalent) solicit or attempt to solicit for employment for or on behalf of any corporation, partnership, venture or other business entity any person who, as of the Separation Date or within 6 months prior to that date, was employed by GTSI or a subsidiary as an employee, manager or executive and with whom I had material contact during the course of his employment with GTSI (whether or not such person would commit a breach of contract).

Non-Solicitation of Customers and Non-Disparagement. I acknowledge that I owe GTSI a duty of loyalty, and to preserve and protect, among other things, GTSI’s Confidential Information, as well as GTSI’s relationships with its present and potential customers and partners. As a result, I agree that for 6 months from the Separation Date, I will not solicit or make any statement or do any act intended to cause such customer or partner to make use of or obtain from any person or business, services or goods which are similar or related to those offered by GTSI; or discuss with any other GTSI employee the present operations or formation and future operations of any business competing with or intended to compete with GTSI. I further agree, that my communications with any GTSI employee, customer, vendor, supplier and any competitor and any person associated with any media) which in any way relates to GTSI or to GTSI’s directors, officers, management or employees:  (1) will be truthful; and (2) will not disparage or undermine the reputation or business practices of GTSI or its directors, officers, management or employees.

Release: I hereby release GTSI and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release.  This general release includes, but is not limited to:  all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, harassment, defamation, fraud, wages or benefits, or claims for any form of equity or compensation.  Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification, or Company Director and Officer insurance protection, I may have for any liabilities and costs of defense (including without limitation reasonable attorneys’ fees) arising from my actions within the course and scope of my employment with the Company.

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days (forty-five (45) days in the event of a group termination) within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company (“Release Effective Date”).

Agreed:
	Date	[Executive]